UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))
☐	Definitive Information Statement

ERF Wireless, Inc.
(Name of Registrant As Specified In Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT

ERF Wireless, Inc.
2911 South Shore Boulevard, Suite 100
League City, TX 77573
Telephone: (281) 538-2101

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

March____, 2011

Notice of Written Consent in Lieu of Annual Meeting

To Shareholders of ERF Wireless, Inc.:

This Information Statement is furnished by the Board of Directors of ERF Wireless, Inc., a Nevada corporation (the “Company” or “ERF Wireless”) to holders of record at the close of business on February 18, 2011 (the “Record Date”) of the Company’s common stock, par value $0.001, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act").

The Company's Board of Directors and shareholders with a majority of the Company's voting power as of the Record Date have authorized the following actions:

1.           Amendment to the Company’s Articles of Incorporation to increase the authorized common stock from 475,000,000 shares of common stock to 975,000,000 shares of common stock.  The authorized amount of preferred stock will remain unchanged.

2.           Amendment to the Company’s Articles of Incorporation at the Board of Director’s discretion, and based on conditions then existing, at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 2 and 1 for 500, pursuant to which any whole number of outstanding shares between and including 2 and 500 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors in their sole discretion. There will be no change to the authorized shares of common stock of the Company as a result of any reverse stock split and any fractional shares will be rounded up.

3.            Reelection of H. Dean Cubley, Richard R. Royall, R. Greg Smith and Bartus H. Batson to the Company’s board of directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected.

4.           Ratification and approval of LBB & Associates Ltd., LLP as independent auditors of the Company.

These actions will not be effective until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about March ___, 2011, to the Company's stockholders of record.

The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.

/s/ H. Dean Cubley
H. Dean Cubley
Chairman

March ___, 2011

INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of the Company as of the Record Date.

The Board of Directors has recommended and persons owning the majority of the voting power of the Company have adopted resolutions to effect the above-listed actions.

The Company will pay the cost of preparing and sending out this Information Statement. It will be sent to shareholders via regular mail along with the Company’s annual report on Form 10-K. This Information Statement and the Company’s annual report on Form 10-K and Form 10-Q for the most recent quarter are available at the Company’s website at www.erfwireless.com on March 18, 2011.

Only one Information Statement is being delivered to two or more stockholders who share an address unless the Company receives contrary instructions from one or more of the stockholders.  The Company will promptly deliver upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive separate copies of information or proxy statements, annual reports, or notices of internet availability, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by telephoning the Company’s offices toll-free at (800) 538-9050, by writing the Company’s Investor Relations at 2911 South Shore Blvd. Suite 100, League City, TX 77573 or by e-mail to coquinn@erfwireless.com.

Dissenter's Rights of Appraisal

The Company is distributing this Information Statement to its shareholders in full satisfaction of any notice requirements it may have under the Exchange Act and the Nevada Revised Statutes. No dissenters' rights under the Nevada Revised Statutes are afforded to the company's shareholders as a result of this action.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, 448,900,000 shares of common stock were issued and outstanding. Only holders of record of the Company's voting stock at the close of business on the Record Date were entitled to participate in the written consent of Company stockholders. Each share of common stock was entitled to one (1) vote for each share of common stock held by such shareholder. As of the Record Date, 4,412,582.27 shares of Series A Convertible Preferred Stock (“Series A”) were issued and outstanding. Each share of Series A votes with the common stock of the Company at a rate of 100 votes per share of Series A.  The voting rate and the authorized and outstanding shares of the Series A will not adjust in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.

The Company's Board of Directors and stockholders with a majority of the Company's voting power have approved an amendment to the Company’s Articles of Incorporation to increase the authorized common stock from 475,000,000 shares of common stock to 975,000,000 shares of common stock.  The authorized amount of preferred stock will remain unchanged.

In addition, the Company's Board of Directors and stockholders with a majority of the Company's voting power have approved an amendment to the Company’s  Articles of Incorporation at the Board of Director’s discretion at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 2 and 1 for 500,  pursuant to which any whole number of outstanding shares between and including 2 and 500 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors. There will be no change to the authorized shares of common stock of the Company as a result of any reverse stock split and any fractional shares will be rounded up.

Further, the Company's Board of Directors and stockholders with a majority of the Company's voting power have voted in favor of the reelection of H. Dean Cubley, Richard R. Royall, R. Greg Smith and Bartus H. Batson to the Company’s board of directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected, and have ratified and approved LBB & Associates Ltd., LLP as independent auditors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, 448,900,000 shares of common stock were outstanding and 4,412,582.27 shares of Series A were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
●	each of our directors;
●	each of our named executive officers; and all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

	SHARES OF COMMON STOCK \ BENEFICIALLY OWNED (1)			SHARES OF SERIES A PREFERRED STOCK BENEFICIALLY OWNED			TOTAL PERCENTAGE OF VOTING POWER (2)
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER		%	NUMBER		%	NUMBER	%
Frances Cubley Trusts (3)	5,907,471	(4)	1.32%	4,256,230.96	(5)	96.46%	431,530,567	48.48%
STJV Trust	3,609,753		*	2,535,389.96		57.46%	257,148,749.00	28.89%
Pauline Trust	541,783		*	429,331.00		9.73%	43,474,883.00	4.88%
Carson Family Trust	336,772		*	458,068.00		10.38%	46,143,572.00	5.18%
Leopard Family Trust	560,459		*	266,305		6.04%	27,190,959.00	3.05%
Jauquine Trust	535,172		*	109,131		2.47%	11,448,272.00	1.29%
Systom Trust	323,532		*	458,006		10.38%	46,124,132.00	5.18%
R. Greg Smith	2,278,398	(6)	*	-		0%	2,278,398	*
Dr. H. Dean Cubley (3)	910,300		*	-		0%	910,300	*
Richard R. Royall	372,186		*	-		0%	372,186	*
Dr. Bartus H. Batson	142,997		*	-		0%	142,997	*
All Executive Officers and Directors as a group (4 persons)	3,703,881		*	-		0%	3,703,881	*

* Less than 1%.
(1)	This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock.
(2)
This column includes the Series A Preferred Stock right to 100 votes on all matters in which the common stockholders and preferred stockholders vote together. For purposes of calculating the percentage of total voting power, we have assumed voting of 4,412,582.27 shares of Series A (441,258,270 votes) plus 448,900,000 shares of common stock outstanding at the Record Date.

(3)
Dr. H. Dean Cubley also has the sole investment and voting power over 5,907,471.00 shares owned by the Frances Cubley Trusts, and 4,256,230.96 shares of Series A Preferred Stock held by the Frances Cubley Trusts as trustee for STJV Trust, Pauline Trust, Carson Trust, Leopard Family Trust, Jauquine Trust and Systom Trust (the "Frances Cubley Trusts").

(4)	Includes 5,907,471.00 shares owned by the Frances Cubley Trusts.
(5)	Includes 4,256,230.96 shares of Series A Preferred Stock held by the Frances Cubley Trusts.
(6)	Includes 2,278,398 shares held by Lariat Financial, Inc., a corporation controlled by Mr. Smith.

Transfer Agent

Our transfer agent is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Parkway
Atlantic Highlands, NJ 07716

Telephone: 732-872-2727
Facsimile 732-872-2728

PROPOSAL NO. 1:

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 475,000,000 SHARES OF COMMON STOCK TO 975,000,000 SHARES OF COMMON STOCK.  THE AUTHORIZED AMOUNT OF PREFERRED STOCK WILL REMAIN UNCHANGED.

The Company's Board of Directors and stockholders with a majority of the voting power have approved a proposal to authorize the Board to amend our Articles of Incorporation to increase the authorized common stock from 475,000,000 shares of common stock to 975,000,000 shares of common stock.  The authorized amount of preferred stock will remain unchanged. The form of the Amendment to the Articles of Incorporation is attached hereto as Exhibit A to this Information Statement.

Current Capitalization

GENERAL

We are authorized to issue 475,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 10,000,000 shares have been designated Series A Preferred Stock.

Common Stock

As of the Record Date, 448,900,000 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	restricting dividends on the common stock;
●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and
●	delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

SERIES A CONVERTIBLE PREFERRED STOCK.

OUTSTANDING. As of the Record Date, there were 4,412,582.27 shares of Series A Convertible Preferred Stock outstanding. The Company must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A. At the Record Date, 4,412,582.27 shares of Series A Preferred Stock outstanding may be converted into approximately  82,410,917.64 shares of the Company’s common stock.

RANKING. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, or amend or alter the Articles of Incorporation (except to increase the authorized common stock) or effect a liquidation, without the approval of holders of at least 55% of the Series A Preferred Stock.

VOTING RIGHTS. Holders of shares of the Series A Preferred Stock are entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 100 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The voting rate and the authorized and outstanding shares of the Series A will not adjust in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.

The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

DIVIDEND RIGHTS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at the same rate as are paid to the Company's common stock holders.

CONVERSION. Each share of Series A Preferred Stock is convertible by the holder at any time into 18.676347 shares of common stock at the option of the holder of Series A Preferred Stock, subject to adjustment in the event of certain corporate actions, such as a stock combination or dividend in Company common stock.  However, in no event will any such adjustment cause the conversion rate to adjust to an amount which would result in less than one common share issued in exchange for a share of Series A.

No fractional shares will be issued upon conversion and, in lieu thereof, an adjustment in cash will be made based upon the fair market value of the common stock as determined by the Board.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has reserved 25,000,000 shares for issuance as stock options or stock awards under its 2011 Stock Option Plan.

Warrants and Convertible Debt

The Company has reserved for issuance as of the Record Date, 1,892,893 shares of common stock underlying outstanding common stock purchase warrants at prices between $0.09 and $5.00 per share.

During June 2010, the Company increased its unsecured revolving credit facility with Angus Capital Partners, a related party, from $10.5 million to $12.0 million maturing December 31, 2013. The terms of the unsecured revolving credit facility allow the Company to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 12% rate per annum. The payment of principal and interest may be paid in cash, common shares or preferred shares. At September 30, 2010, the outstanding balance on the line of credit totaled $5,776,000 with a remaining line of credit availability of $6,224,000.

Reasons for the Increase to Authorized Common Stock

The Board of Directors believes it is in the Company’s best interest to have additional shares of common stock authorized for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. Also, it must increase the authorized shares to fulfill its obligations set forth above. On a fully diluted basis, taking into account all the obligations set forth above including but not limited to the outstanding Preferred A shares and the Employee Plan, the Company could be obligated to issue up to approximately 109,303,811 shares of common stock. The Company had 448,900,000 shares of common stock issued and outstanding at the Record Date out of 475,000,000 shares of common stock authorized. The increase in authorized shares has been determined by the Board of Directors to allow for these obligations and to provide for a sufficient amount of common stock to support its expansion and future financing activities, if any. Other than set forth in the above obligations, there are no present plans for significant future issuances. When the Board of Directors deems it to be in the best interest of the company and stockholders to issue additional shares of common stock in the future from authorized shares, the Board of Directors will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation.

Certain Risks

The issuance of shares upon conversion of debt and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the holders of these securities may ultimately convert and sell the full amount issuable on conversion. The additional authorized shares of common stock could also have an anti-takeover effect. If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could also dilute the voting power of a person seeking control of it, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

REQUIRED VOTE

The approval of a majority of the outstanding stock entitled to vote is necessary to approve the amendment to the Articles of Incorporation. Shareholders owning the majority of the voting power have consented to this action. A copy of the proposed Amendment to the Articles of Incorporation reflecting the increase in authorized common stock to 975,000,000 shares is attached as Exhibit A.

PROPOSAL NO. 2:

AMENDMENT TO THE COMPANY’S  ARTICLES OF INCORPORATION AT THE BOARD OF DIRECTOR’S DISCRETION BASED ON CONDITIONS EXISTING AT THE TIME AT ANY TIME WITHIN THE NEXT TWELVE MONTHS TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A REVERSE SPLIT RATIO OF BETWEEN 1 FOR 2 AND 1 FOR 500

The Company's Board of Directors and stockholders with a majority of the voting power have approved a proposal to authorize the Board to amend our Articles of Incorporation at the Board of Director’s discretion at any time within the next twelve months to effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1 for 2 and 1 for 500, pursuant to which any whole number of outstanding shares between and including 2 and 500 would be combined into one share of common stock, which ratio will be selected by the Company’s Board of Directors. There will be no change to the authorized shares of common stock of the Company as a result of any reverse stock split and any fractional shares will be rounded up, so that no shareholder shall have less than 1 share after the effectiveness of the reverse split.

As such, the Board would have the sole discretion to elect to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between two (2) and five hundred (500).  The Board would also have the sole discretion not to effect the reverse stock split if they concluded it was not in the best interest of the stockholders of the Company. Providing this authority to the Board, rather than mere approval of an immediate reverse stock split, would give the Board flexibility to react to market conditions and act in the best interests of the Company and our stockholders.  The Company believes that giving the Board the authority, but not the requirement, to execute a reverse stock split as well as the availability of a range of reverse split ratios will provide it with the flexibility to implement the reverse stock split, if it does at all, in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, the Board of Directors may consider, among other things, factors such as:

●	the historical trading price and trading volume of the common stock;

●	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock; and

●	prevailing general market and economic conditions.

If the Board determines to effect the reverse split, the Company would file an amendment to our Articles of Incorporation, as amended, with the Nevada Secretary of State.  The Company would also obtain a new CUSIP number for the common stock at the time of the reverse split. The Company must provide FINRA at least ten (10) calendar days advance notice of the effective date of a reverse stock split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934.

PURPOSE

The purpose of any reverse stock split is to attempt to increase the per share trading value of the Company’s common stock. The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for the common stock, to make access to a national market listing possible, to increase the marketability of its stock to potential new investors and its ability to attract institutional investors to hold its shares, while decreasing the volatility of the stock price, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and our stockholders at that time.  However, in many cases, the market price of a Company’s shares declines after a reverse stock split. If the trading price of the Company’s common stock increases without a reverse stock split, the Board may use its discretion not to implement a reverse split.

If the Board ultimately determines to effect a reverse stock split, no action on the part of the stockholders is required. The Board may determine to delay the reverse split up until twelve months or determine not to effect the reverse split at all.

EFFECTS OF REVERSE STOCK SPLIT

After the effective day of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. As of the Record Date, 448,900,000 shares of common stock were issued and outstanding. Without taking into account the issuance of any common stock to allow for fractional shares, based on the number of shares issued and outstanding and, for illustrative purposes only, assuming a reverse split ratio of 1-for-100, the Company would have approximately 4,489,000 shares outstanding immediately following the completion of the reverse stock split. Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be adjusted accordingly. These adjustments may include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of the securities, the applicable exercise or purchase price as well as other adjustments. The voting rate and the authorized and outstanding shares of the Series A will not adjust in the event of a reverse split of the Company common stock. The conversion rate of the Series A, which is convertible at the holder's option into 18.676347 shares of common stock, is subject to adjustment in the event of a reverse split.  However, per the terms of the Series A, in no event will any such adjustment cause the conversion rate to adjust to an amount which would result in less than one common share issued in exchange for a share of Series A.   Further, the authorized but unissued Series A will not adjust as a result of any reverse split. The Company’s authorized but unissued common stock will also not adjust as a result of a reverse split.

The proposed reverse stock split will affect all common stockholders uniformly and will not affect any shareholders’ percentage interest in the Company (except for shareholders receiving one whole share for a fractional share interest). However, as a result of the reverse stock split, the common stockholders’ voting rights will be dramatically decreased as the voting rights of the Series A will not adjust as a result of the reverse stock split. For example, assuming a reverse split ratio of 1-for-100 and not taking into account any other outstanding convertible securities of the Company, the Series A holder may be deemed to control approximately 99% of the Company’s voting power. As such, common stockholders will own approximately 1% of the Company’s voting power following any such reverse stock split.  However, when the Series A converts to common in this example, the other common stockholders will control approximately 50.43% of the combined common shares.

An effect of a reverse stock split is to increase the number of authorized, but un-issued shares of Common Stock that would be available for issuance by the Board of Directors. Issuances of additional common stock or preferred stock convertible into common stock, such as the Series A, which votes with the common stock and converts on a 1:18.676347 basis (prior to any adjustment as a result of any reverse), could significantly dilute the ownership position of the Company's common stockholders.

Further, an effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not have any current plans, proposals, or arrangements to propose any amendments to the Articles of Incorporation or bylaws that would have a material anti-takeover effect.

The Company cannot predict the effect of any reverse stock split upon the market price over an extended period and, in some cases, the market value of a company’s common stock following a reverse split declines.  The Company cannot assure you that the trading price of its common stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of its common stock outstanding as a result of the reverse stock split. Also, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of its common stock. The trading price of the common stock may change due to a variety of other factors, including the Company’s operating results and other factors related to its business and general market conditions.

Further, as a result of any reverse split, some stockholders may own less than 100 shares of the common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction costs if they sell their shares of common stock.

No fractional shares of post-reverse split common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-reverse common stock who would otherwise be entitled to receive a fractional share of post-reverse common stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-reverse common stock held by such holder.

The Company is not attempting to go "private" by the action of a reverse split. The actual number of shareholders shall remain the same, with no current shareholder having less than one share, after the effectiveness of a reverse split.

Other than as necessary to fulfill the existing conversion rights under Series A, issued and outstanding stock options or warrants or debt conversion agreements as disclosed in the Company’s reports with the SEC and herein, the Company does not presently have any definitive agreement(s) to issue any shares of common stock available as a result of a reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following discussion is a summary of the U.S. federal income tax consequences to a stockholder who exchanges shares pursuant to the reverse stock split. This discussion is for general information only and is not intended to be a complete description of all potential tax consequences to a particular stockholder. Nor does it describe state, local or foreign tax consequences. Any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on current provisions of the Code, Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. We have not sought nor will we seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way constitutes an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The Company will not recognize any gain or loss for tax purposes as a result of the reverse stock split. Furthermore, the reverse stock split will not result in the recognition of gain or loss to our common stockholders. The holding period for the shares of common stock each stockholder receives will include the holding period of the shares exchanged in the reverse stock split. The aggregate adjusted basis of the new shares of common stock will be equal to the aggregate adjusted basis of the old shares exchanged in the reverse stock split.

Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

EFFECTIVE DATE AND EXCHANGE OF STOCK CERTIFICATES

The proposed reverse stock split would become effective as set forth in a Certificate of Amendment filed with the Nevada Secretary of State (which will not be a date prior to twenty days after the mailing of this Information Statement to shareholders).  On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse split ratio determined by the Board of Directors as set forth in this Information Statement. As soon as practical after the effective date, the shareholders will be notified that a reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with a letter of transmittal to be sent by the Company.

APPROVAL REQUIRED

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the proposed reverse stock split. As discussed above, persons owning the majority of the voting power of the Company have consented to this action. The Board of Directors may also elect not to undertake any reverse split.

PROPOSAL NO. 3:

APPROVAL OF REELECTION OF H. DEAN CUBLEY, RICHARD R. ROYALL, R. GREG SMITH AND BARTUS H. BATSON TO THE COMPANY’S BOARD OF DIRECTORS FOR THE ENSUING YEAR AND UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED.

The board of directors of the Company and persons owning the majority of the voting power of the Company have approved the reelection of H. Dean Cubley, Richard R. Royall, R. Greg Smith and Bartus H. Batson to the company’s board of directors for the ensuing year and until the next annual meeting of shareholders or until their successors are duly elected.

Executive Officers and Directors

Our directors and executive officers and their ages as of the Record Date, are shown below.

Name*	Age	Position
H. Dean Cubley	69	Chairman of the Board of Directors and CEO
Richard R. Royall	64	Director and Chief Financial Officer
R. Greg Smith	52	Director, EVP and CEO of ENS
Bartus H. Batson	68	Director

*On September 28, 2010, Michael R. Jones resigned his position as director and CTO of the Company.

Dr. H. Dean Cubley has served as chairman of ERF Wireless since May 2004 and as chief executive officer since October 2006. Dr. Cubley served as a director of Eagle Broadband, Inc., an Exchange Act reporting company from March 1996 to September 2006. Dr. Cubley has been involved in forming, funding and opening wireless enterprises for over 30 years. This experience with wireless enterprises coupled with Dr. Cubley’s experience with SEC reporting companies led to the conclusion that he should serve as a director of the Company.

Richard R. Royall has served as chief financial officer and director since March 2008. Mr. Royall is a certified public accountant and has been engaged in the private practice of accounting since 1972 with concentration of expertise in accounting, mergers, acquisitions and SEC registrations and filings including implementation of SOX 404 compliance. Mr. Royall’s extensive accounting background and prior SEC experience led to the conclusion that he should serve as a director of the Company.

Mr. R. Greg Smith has served as executive vice president of ERF Wireless since July 2008, as chief financial officer from August 2004 to March 2008, as the chief executive officer from August 2004 to October 2006, and as a director since August 2004. Mr. Smith's professional background includes 25 years of executive management experience, which supports his role as director of the Company.

Dr. Bartus H. Batson has served as a director of ERF Wireless since January 2005. Dr. Batson has served as president, chief executive officer and chairman of X-Analog Communications, Inc., since March 1992. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems, which led to the conclusion that he should serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company previously entered into an annual professional services agreement with Synchton Incorporated for financial and business support services related to corporate IT security and financial software support. The agreement requires Synchton to provide one or more consultants for a total of 50 hours per month at a cost of $6000 per month with any hours beyond that requested by the Company at a rate of $120.00 per hour.  This agreement is automatically renewable on each anniversary date and can be terminated by the Company prior to the renewal date. Synchton's President is Scott A. Cubley, the oldest son of the Company’s CEO.

Brian Cubley, also the son of the Company’s chief executive officer, has been with the company since its formation in 2004 as Director of Operations.  Brian Cubley has been under an employment contract that recently expired at the end of 2010.  The Company and Brian Cubley are currently negotiating the terms of a new employment contract.

The Company during the fourth quarter 2009 signed a debt conversion agreement with Angus Capital Partners to convert the unsecured revolving credit facility provided by Angus Capital Partners to the Company which provides financing for working capital requirements. The Company issued 500,000 shares of its Series A Preferred Stock for the conversion of $352,838 of debt and $1,147,162 in accrued interest for a total amount of $1,500,000. The fair market value of the Series A stock was valued at $1,325,000 at the time of the exchange, resulting in the recognition of a gain on extinguishment of related party debt to the Company of $175,000 in equity. Certain family related trusts are participants in the Angus Capital Partners revolving credit facility along with other non-related investors.  Dr. H. Dean Cubley holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

The Company during the fourth quarter 2008 signed a debt conversion agreement to convert the unsecured revolving credit facility which provides financing for working capital requirements. On December 31, 2008 the Company issued 2,000,000 shares of its Series A Preferred Stock for the conversion of $3,000,000 in debt. The Series A Preferred shares were valued at $6,580,000 at the time of the exchange, resulting in the recognition of a loss on extinguishment of related party debt in the amount of $3,580,000 during 2008. Certain family related trusts are participants in the Angus Capital Partners revolving credit facility. H. Dean Cubley holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

Independence of Directors, Committees and Meetings

Other than Dr. Batson, as determined by the Rules of the NASDAQ Stock Market, none of the other directors are independent as defined by Rule 10A-3 of the SEC Exchange Act. The Board has established an audit committee and compensation committee, both of which are comprised of Dr. Cubley and Dr. Batson. The Board serves as the nomination committee as the Company believes that the Board, due to the size, can appropriately participate in the nominee identification and selection process. We do not have formal written charter provisions or policies addressing the nominations process. Director nominations are made by the Board of Directors as a whole. We do not have a formal policy with regard to the consideration of Director candidates recommended by security holders but will consider implementing such policy as Company growth allows. The entire Board will consider any person nominated by security holders and presented to the board that is reputable and that has experience in the industry in which we operate or business experience in general. The Board will also consider the extent of any nominee's educational background in deciding whether to nominate a person for a Director position. We do not pay any fee to third parties to help the Board to nominate or evaluate Director candidates and the Board does not obtain such services from any third party.

The Board has determined that Dr. Cubley qualifies as an audit committee financial expert as defined in Item 407 of Regulation S-K and that he is not independent.

The Board reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009, with management, and members of the Board have discussed with our auditors the matters required by SAS 61. Members of the Board have reviewed written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 and discussed with the independent accountants, the independent accountants' independence. Based on such review and discussions, the Board recommended that the financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2009.

During the 2009 fiscal year, there were 7 meetings of the board of directors. No director attended less than 75 percent of the meetings during the last fiscal year. All board members are required to attend annual meetings of shareholders absent exigent circumstances.

The Board consists of Dr. H. Dean Cubley, Richard R. Royall, R. Greg Smith and Dr. Bartus H. Batson.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors or a particular Director may send a letter to Investor Relations  at 2911 South Shore Blvd. Suite 100, League City, TX 77573. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual Directors. We will make copies of all such letters and circulate them to the appropriate Director or Directors.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own beneficially more than ten percent of the common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on the reports received by the Company and on written representations from certain reporting persons, the Company believes that the Directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Executive Compensation Program

The compensation committee of our Board administers our executive compensation program. The general philosophy of our executive compensation program is to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. In addition, the Company strives to provide compensation that is competitive with other peer group companies and that will allow us to attract, motivate, and retain qualified executives with superior talent and abilities. Our executive compensation is designed to reward achievement of the Company’s corporate goals.

The Role of the Compensation Committee

The compensation committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The compensation committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to officers, employees, and consultants; grants equity compensation to our officers, employees, and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board.

The compensation committee generally sets the initial compensation of each executive. The compensation committee annually reviews and in some cases adjusts compensation for executives. Although, the chief executive officer provides recommendations to the compensation committee regarding the compensation of the other executive officers, the compensation committee has full authority over all compensation matters relating to executive officers.

Elements of Executive Compensation

Although the compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, it strives to maintain a strong link between executive incentives and the creation of stockholder value. Executive compensation consists of the following elements:

Base Salary. Base salaries for our executives are generally established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and recognizing cost of living considerations. Prior to making its recommendations and determinations, the compensation committee reviews each executive’s:

●	Historical pay levels.
●	Past performance, and
●	Expected future contributions.

The compensation committee does not use any particular indices or formulae to arrive at each executive’s recommended pay level.

Equity Award. We also use long-term incentives primarily in the form of stock grants. Employees and executive officers generally receive stock grants at the commencement of employment, the majority of which, if not all, vest upon the attainment of corporate goals. We believe that stock grants are instrumental in aligning the long-term interests of the Company’s employees and executive officers with those of the stockholders.

Executive Officer Compensation

Summary Compensation Table

The following tables set forth certain information regarding our chief executive officer, chief financial officer, and three of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ended December 31, 2009, exceeded $100,000.

		Salary and
		Consulting		Stock	All Other
Name and Principal Position	Year	Payments	Bonus	Awards	Compensation	Total
		($)	($)	($)	($)	($)
H. Dean Cubley	2009	135,000	-	-	13,500	148,500
Chairman of the Board and CEO	2008	135,000	-	-	15,500	150,500
Richard R Royall	2009	210,697	-	-	7,500	218,197
Director and CFO	2008	203,501	-	-	-	203,501
R. Greg Smith	2009	200,004	7,500	-	7,500	215,004
Director and EVP and CEO ENS	2008	190,502	50,346	-	7,500	248,348
Michael R Jones*	2009	140,000	-	-	7,500	147,500
Director and CTO	2008	-	-	-	-	-
Robert McClung	2009	150,000	-	-	-	150,000
Key employee	2008	150,000	-	-	-	150,000

*On September 28, 2010, Michael R. Jones resigned his position as director and CTO of the Company.

Outstanding Equity Awards at December 31, 2009

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercised Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)
H. Dean Cubley	-	-	-	-	-	-	-	-	-
Richard R. Royall (1)	-	-	-	-	-	3,000,000	750,000	-	-
R. Greg Smith (2)	-	-	-	-	-	2,550,000	637,500	-	-
Michael R. Jones *	-	-	-	-	-	1,150,000	287,500	-	-
Robert McClung	-	-	-	-	-	-	-	-	-

* On September 28, 20910, Michael R. Jnes resigned his position as director and CTO fo the Company.
(1) Mr. Royall is entitled to receive a stock grant of up to 3,000,000 shares of common stock as follows: (i) 1,000,000 shares will be awarded when the Company achieves positive EBITDA (as reported in an Exchange Act filing); (ii) 1,000,000 shares will be awarded when the Company closes a $25 million financing; and (iii) 1,000,000 shares will be awarded when the Company lists on a national stock exchange.
(2) Mr. Smith is entitled to receive a stock grant of up to 2,550,000 shares, as follows. The ERF Wireless incentive targets up to 1,300,000 shares of common stock: (1) 500,000 shares if the Company achieves positive EBITDA; (ii) 500,000 shares upon cumulative funding of $25 million; and (3) 300,000 shares upon satisfaction of certain acquisition thresholds. The ENS incentive targets up to 500,000 shares of common stock: (i) 300,000 shares upon achieving 2009 positive EBITDA; and (ii) 200,000 shares upon obtaining 2009 ENS contract values of $1,000,000. The WBS incentive targets up to 750,000 shares of common stock: (i) 250,000 shares upon securing school district contracts within certain thresholds and (ii) 500,000 shares upon obtaining certain gross profit thresholds on these contracts
(3)  Based on closing price of common stock on December 31, 2009.

Employment and Consulting Agreements

We have entered into employment and consulting agreements with the following named executive officers:

Richard Royall. Mr. Royall’s employment agreement expired January 2011 and is currently being re-negotiated. During the initial term of his employment, Mr. Royall was entitled to (i) base salary of $200,000 per year, (ii) standard benefits that are available to other Company executive officers, and (iii) a stock grant of up to 3,000,000 shares.

R. Greg Smith. On July 1, 2008, the Company entered into an executive employment agreement with R. Greg Smith that expired December 31, 2010, and is currently being re-negotiated. During the initial term of his employment, Mr. Smith was entitled to (i) a base salary of $200,000 per year, (ii) standard benefits that are available to other executive officers, and (iii) a stock grant of up to 2,550,000 shares, as follows. The ERF Wireless incentive targets up to 1,300,000 shares of common stock: (1) 500,000 shares if the Company achieves positive EBITDA; (ii) 500,000 shares upon cumulative funding of $25 million; and (3) 300,000 shares upon satisfaction of certain acquisition thresholds. The ENS incentive targets up to 500,000 shares of common stock: (i) 300,000 shares upon achieving 2009 positive EBITDA; and (ii) 200,000 shares upon obtaining 2009 ENS contract values of $1,000,000. The WBS incentive targets up to 750,000 shares of common stock: (i) 250,000 shares upon securing school district contracts within certain thresholds and (ii) 500,000 shares upon obtaining certain gross profit thresholds on these contracts. In the event Mr. Smith’s employment agreement is terminated without cause he is entitled to receive (i) the balance of this unpaid salary through the term of the agreement, (ii) a one year extension for vesting of stock grants, (iii) and the grant of an option to purchase 500,000 shares of Company common stock at an exercise price equal to the lesser of $.50 a share or the market price on the date of termination, provided that such option terminates on May 31, 2013.

Director Compensation

Set forth below is information regarding compensation paid to each director during 2009. Additionally, we reimburse our directors for travel and lodging expenses in connection with their attendance at board meetings.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
H. Dean Cubley	13,500	-	-	-	-	-	13,500
Richard R. Royall	7,500	-	-	-	-	-	7,500
R. Greg Smith	7,500	-	-	-	-	-	7,500
Bartus H. Batson	10,500	-	-	-	-	-	10,500
Michael R. Jones*	7,500	-	-	-	-	-	7,500

* On September 28, 20910, Michael R. Jones resigned his position as director and CTO of the Company.

REQUIRED VOTE

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the election of the board of directors by written consent. As discussed above, persons owning the majority of the voting power of the Company have consented to this action.

PROPOSAL NO. 4:

RATIFICATION AND APPROVAL OF LBB & ASSOCIATES LTD., LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

The board of directors of the Company and persons owning the majority of the voting power of the Company have ratified and approved LBB & Associates Ltd., LLP as independent auditors of the company for the fiscal year ended December 31, 2011.

General

During the fiscal years ended December 31, 2009, and December 31, 2008, the aggregate fees billed by LBB & Associates Ltd., LLP, were as follows:

	December 31,	December 31,
	2009	2008
Audit fees	$128,969	$113,132
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-

Audit Fees

Consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly condensed consolidated financial statements and services that are normally provided by LBB & Associates Ltd., LLP, in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

Tax Fees

Consist of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees

Consist of fees for products and services other than the services reported above.

Audit Committee Pre-approval Policies and Procedures

Other than Dr. Batson, none of the directors are independent as defined by Rule 10A-3 of the Exchange Act. The board has established an audit committee, which is comprised of Dr. Cubley and Dr. Batson. The audit committee considers and has approval authority over all engagements of the independent auditors. All of the engagements resulting in the fees disclosed above for fiscal 2009-2010 were approved by the audit committee prior to the engagement.

REQUIRED VOTE

Pursuant to the Nevada Revised Statutes, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the ratification of LBB & Associates Ltd., LLP as independent auditors of the company for the fiscal year ended December 31, 2011, by written consent. As discussed above, persons owning the majority of the voting power of the Company have consented to this action.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No director of the Company opposed the proposed actions taken by the Company set forth in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

By Order of the Board of Directors
March _________, 2011

/s/H. Dean Cubley
H. Dean Cubley

Exhibit A

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website:  www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT                                                                                                                                                ABOVE SPACE IF FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

for Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

ERF Wireless, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

THIS AMENDMENT IS ONLY AS TO ARTICLE FOURTH, PARAGRAPH 1.  THE REMAINING PROVISIONS OF ARTICLE FOURTH SHALL REMAIN UNCHANGED.

FOURTH: Authorized Shares.

1. The total number of shares of stock of all classes which the Corporation shall have authority to issue is One Billion (1,000,000,000), of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of $0.001 per share (“Preferred Stock”), and Nine Hundred Seventy Five Million (975,000,000) shall be shares of Common Stock with a par value of $0.001 per share (“Common Stock”).

3.      The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4.       Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5.       Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State amend Profit – After

Revised: 3-6-09